UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 23, 2005

                            LEV PHARMACEUTICALS, INC.
               (Exact name of registrant as specified in charter)


          Delaware                 000-32947                   88-0211496
          --------                 ---------                   ----------
(State or other jurisdiction     (Commission                 (IRS Employer
      of incorporation)          File Number)               Identification No.)


           122 East 42nd Street, Suite 2606, New York, New York 10022
           ----------------------------------------------------------
             (Address of principal executive offices)         (Zip Code)


       Registrant's telephone number, including area code: (212) 682-3096

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item. 1.01 Entry into a Material Definitive Agreement.

            Pursuant to an Agreement and Plan of Merger (the "Agreement") among Fun City Popcorn, Inc. ("FCP"), Lev Acquisition Corp. and Lev Pharmaceuticals, Inc. ("Old Lev") dated November 5, 2004 (the "Merger"), outstanding stock options and warrants of Old Lev were assumed by FCP. The number of shares issuable into common stock upon exercise of such stock options and warrants was based on a conversion ratio pursuant to the Agreement. On May 23, 2005, the Board of Directors of Lev Pharmaceuticals, Inc. (the "Company") determined that an error was made in that the exercise price of such outstanding options and warrants was not adjusted. The exercise price of such outstanding options and warrants should have been adjusted proportionately to account for the increase in the number of shares outstanding as a result of the Merger.

            Therefore, the Board of Directors of the Company has approved an adjustment in the exercise price of 1,427,500 stock options issued to each of Joshua D. Schein, the Chief Executive Officer of the Company and Judson Cooper, Chairman and Executive Vice President of the Company. The exercise price of the stock options was originally $0.85 per share and has been adjusted to $0.30 per share.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1     Stock Option Agreement of Joshua D. Schein.

10.2     Stock Option Agreement of Judson Cooper.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            LEV PHARMACEUTICALS, INC.


Date:  May 27, 2005                         /s/ Joshua D. Schein
                                            -----------------------------------
                                            Joshua D. Schein, Ph.D.
                                            Chief Executive Officer